CODE OF ETHICS FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

This Code of Ethics for Chief Executive and Senior Financial Officers (the “Code”) has been adopted by the Board of Serono S.A. (“Serono”) and summarizes the standards that the Chief Executive (the “CEO”) and the Chief Financial Officer, the group principal accounting officer and controller (the “Senior Financial Officers”) are expected to follow in the performance of their duties.

The CEO and Senior Financial Officers shall:

1.
Act with honesty and integrity, avoiding actual or apparent conflicts of interest between their personal, financial or commercial interests and their responsibility to Serono and disclosing any such conflicts of interest to the appropriate Compliance Officer (as defined below);

2.
Provide information that is accurate, complete, reliable, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that Serono files with, or submits to, government authorities and stock exchanges and in other public communications;

3.	Conduct business in compliance with applicable laws and regulations in all material respects;

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated;

5.
Respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose it and not use such confidential information for personal advantage;

6.	Proactively promote and be an example of ethical behavior throughout the organization;

7.	Achieve responsible use of and control over all assets and resources employed or entrusted to them; and

8.	Promptly report to the appropriate Compliance Officer any known or suspected violations of this Code.

Any change or waiver of this Code may be made only by the Audit Committee of the Board and will be disclosed as required by applicable laws.

The appropriate Compliance Officer to whom any reporting of suspected violations by the CEO must be made will be the Chairman of the Audit Committee.

In case of violation of this Code the Chairman of the Audit Committee shall make a recommendation to the Board of Directors on the appropriate action required to remedy such violation.

Any suspected violation of this Code by the Senior Financial Officers shall be reported to the Worldwide Compliance Officer. In case of violation of this Code the Worldwide Compliance Officer shall make a recommendation to the CEO on the appropriate action required to remedy such violation.